EXHIBIT 99.1

For Immediate Release

PARLUX BOARD OF DIRECTORS ELECTS ITS

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

FORT LAUDERDALE, FLORIDA, May 14, 2007.  Parlux Fragrances, Inc. (NASDAQ: PARL) Parlux Fragrances, Inc. announced today that Mr. Neil J. Katz, who has served as interim Chief Executive Officer for the last three months, has been elected unanimously by the Company’s Board of Directors as Chief Executive Officer and Chairman of the Board of Directors.

Mr. Neil J. Katz has over 30 years experience in the beauty business and has served as President of Liz Claiborne Cosmetics and President of Revlon Beauty Care Division.  Mr. Katz said he was excited and confident of the future of Parlux Fragrances, Inc. “Over the last 3 months, I worked with an outstanding team in the Company to stabilize the organization, cut operational expenses, and build a 2007/2008 operational plan that will set the Company on a renewed growth curve.”  Mr. Katz added, “A key priority will be to add a number of licenses which will fuel our sales growth.  We will also stress the development of our core fragrance businesses by strengthening our relationships with existing licensors.  With the sale of the Perry Ellis brand this past Fall, growth was temporarily interrupted.  This required certain strategic changes in the organization, which have now been implemented.”

About Parlux Fragrances, Inc.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products.  It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of GUESS?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund, and Fred Hayman Beverly Hills.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others:  future trends in sales and Parlux’s ability to introduce new products in a cost-effective manner, to increase sales, to add new licenses, or to maintain and strengthen existing licensing relationships, as well as general economic conditions and continued compliance with the covenants in our credit facility.  Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

Parlux Fragrances, Inc. (954)316-9008

CONTACT:

Neil J. Katz, CEO Ext. 8116

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